UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2014

University General Health System, Inc.

(a Nevada Corporation)

000-54064	71-0822436
(Commission File Number)	(IRS Employer Identification Number)

7501 Fannin Street

Houston, Texas 77054

(713) 375-7100

(Telephone number, including area code of agent for service)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

Agreement to Sell Senior Living Business

On December 12, 2014, University General Health System, Inc. (the “Company”) and certain of its subsidiaries UGHS Senior Living, Inc., TrinityCare Senior Living, LLC, UGHS Senior Living Real Estate of Port Lavaca, LLC, UGHS Senior Living Real Estate of Pearland, LLC, UGHS Senior Living Real Estate of Knoxville, LLC, UGHS Senior Living of Port Lavaca, LLC, UGHS Senior Living of Pearland, LLC, UGHS Senior Living of Knoxville, LLC, UGHS Behavioral Health Management, LLC, TrinityCare Senior Living of Covington, LLC, UGHS Senior Living Real Estate, LLC and TrinityCare Lighthouse of Pearland, LLC, executed a Purchase Agreement dated as of December 12, 2012 (the “Purchase Agreement”) with Cornerstone Healthcare Group Holding, Inc. (“Purchaser”). Pursuant to the Purchase Agreement, the Company and such subsidiaries agreed to sell to Purchaser the Company’s business of owning and operating senior care living facilities and related business activities for cash and assumed debt of approximately $27 million (the “Senior Living Transactions”). The Purchase Agreement provides for a number of conditions to the closing of the Senior Living Transactions, including the approval of the contemplated asset transfers and debt assumptions by the US Department of Housing and Urban Development.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement. A copy of the form of Purchase Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS

EXHIBIT	DESCRIPTION

10.1	Form of Purchase Agreement*

*	The schedules and exhibits of the Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish, supplementally, a copy of any schedule or exhibit omitted from the Purchase Agreement to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

University General Health System, Inc.

Date: December 18, 2014	By:	/s/ Hassan Chahadeh, M.D.
	Name:	Hassan Chahadeh, M.D.
	Title:	Chief Executive Officer and Chairman of the Board